Exhibit 99.1

Wednesday February 8, 2005
FOR IMMEDIATE RELEASE


      New Frontier Energy, Inc. (NFEI) Announces Increase in Gas Production


DENVER, CO - New Frontier Energy, Inc. (NFEI - OTCBB) today announced an increase in gross production from eight of its eleven coalbed methane wells in the Slater Dome field (the "Slater Dome Prospect") from an initial average daily rate of 254 MCF ("thousand cubic feet") per day in June 2005 (pipeline connection date) to 542 MCF per day in January 2006. The Company owns a 30% working interest in the prospect with net revenue interests ranging between 22% and 26%.

Gross revenues from oil and gas production for the first three quarters of this fiscal year were $85,278 as compared to the prior year's period of $10,380, an increase of $66,898 or 364%. The Company has received between $7.50 and $10.50 per MCF for its production from the Slater Dome Prospect.

Paul G. Laird, New Frontier Energy, Inc.'s President and CEO said "We are pleased to report that the gross production has increased from 4,007 MCF (approximately 1,000 MCF to our interest) in June 2005, our first month of production, to 11,629 MCF (approximately 2,900 MCF to our interest) in January 2006. We anticipate increased production as our wells dewater and as the producing wells are electrified. Currently, we are using some of our gas produced (approximately 175 MCF per day) to run the production equipment, which decreases the amount of gas available for sale. We anticipate that the current wells in the southern area of the prospect will have electricity by the end of February 2006. We have one well in the northern area of the prospect that is awaiting a pipeline connection and one well in the southern area awaiting a completion rig.

About New Frontier Energy, Inc.

New Frontier Energy, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil and the acquisition of natural gas and oil properties. The company's current and primary focus is on the development and expansion of the Slater Dome Field. This field is a coalbed methane project encompassing approximately 35,000 acres located in northwest Colorado and southwest Wyoming. The Company owns a majority of the limited partnership interests in the 18-mile gas gathering line that delivers gas from the Slater Dome Prospect to a transportation hub. New Frontier Energy also holds 28 different leasehold interests in approximately 40,000 gross acres in its Nucla Prospect located in southwest Colorado. The company's common stock is listed on the over the counter bulletin board under the symbol "NFEI". Additional information about New Frontier Energy, Inc. can be found at the Company's website www.nfeinc.com.


For further information contact:

Paul G. Laird, President/CEO              Beverly L. Jedynak, Investor Relations
Phone: 303-730-9994                       Martin E. Janis & Company, Inc.
                                          312-943-1100

This release may contain forward-looking statements including declarations regarding New Frontier Energy, Inc. and it's subsidiary's future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


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